Exhibit 21.1

LIST OF SUBSIDIARIES OF ARC GROUP WORLDWIDE, INC.

As of June 30, 2014

Legal Entity            State or Country of Incorporation or Organization
TeknaSeal LLC            Florida
FloMet LLC            Delaware
General Flange & Forge LLC        Delaware
ARC Wireless, Inc.            Delaware
ARC Wireless, LLC            Delaware
ARC Wireless, Ltd.            British Virgin Islands
Advanced Forming Technology, Inc.        Colorado
AFT-Hungary Kft.            Hungary
ARC Metal Stamping, LLC        Delaware
3D Material Technologies, LLC        Delaware
Thixoforming LLC            Colorado
Advance Tooling Concepts, LLC        Colorado
Quadrant Metals Technologies LLC        Delaware
TubeFit LLC            Delaware